Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Reports Fourth Quarter and Full-year 2009 Operating Results

Q4 2009 Net Operating Income1 of $101.6 Million, $0.86 per diluted share

Full-year Net Operating Income of $464.9 Million, $3.92 per diluted share

Q4 2009 Net Income of $11.9 Million, $0.10 per diluted share

Full-year 2009 Net Income of $430.6 Million, $3.63 per diluted share

•	2009 operating ROE[2] of 10.1 percent

•	$710.0 million of corporate capital at year-end 2009

•	Book value per diluted share excluding AOCI[3] of $40.47, up 9 percent from year-end 2008

•	Goodwill impairment reduces net income by $83.0 million

•	Litigation reserve increase of $24.0 million after-tax for Assurant Health verdict

•	Share repurchase to resume, $770.0 million of authorization available

NEW YORK, Feb. 3, 2010 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the fourth quarter and twelve months ended Dec. 31, 2009.

“Although we are committed to doing better, we were able to produce operating ROE of 10.1 percent in 2009 in an especially challenging economy,” said Robert B. Pollock, Assurant’s president and chief executive officer. “While we see encouraging signs, we are not content to wait for a full recovery. We have initiated significant actions to create our own opportunities for growth and to increase profitability.

“We are pleased with the new business momentum we are building. The cost saving measures we have already implemented will yield benefits in 2010 and going forward. Our strengthened capital position improves our flexibility to build shareholder value for the long-term.”

Fourth Quarter 2009 Results

Net operating income for the fourth quarter of 2009 decreased to $101.6 million, or $0.86 per diluted share, compared to fourth quarter 2008 net operating income of $153.7 million, or $1.30 per diluted share. The primary reasons for the decline were restructuring charges of $12.3 million after-tax and a net operating loss at Assurant Health of $29.7 million that includes a litigation reserve increase of $24.0 million after-tax.

Net income for fourth quarter of 2009 decreased 93 percent to $11.9 million, or $0.10 per diluted share, compared to fourth quarter of 2008 net income of $182.4 million, or $1.55 per diluted share, primarily driven by a non-cash goodwill impairment charge of $83.0 million (see discussion later in this release) and $29.7 million loss for Assurant Health. After-tax net realized losses on investments were $7.6 million in the quarter, compared to $33.7 million in the fourth quarter 2008. Net income in the fourth quarter of 2008 included a $62.4 million tax benefit related to the sale of an inactive life insurance subsidiary.

Net earned premiums in the fourth quarter of 2009 were $1.9 billion, down 4 percent from the fourth quarter of 2008, with all businesses experiencing modest downturns in the current recessionary environment.

Net investment income in the fourth quarter of 2009 decreased to $172.5 million from $183.0 million in the fourth quarter of 2008.

Twelve-Month 2009 Results

Net operating income in 2009 was $464.9 million, or $3.92 per diluted share, compared to net operating income of $637.4 million, or $5.36 per diluted share, in 2008. The decline was primarily due to a $30.2 million net operating loss for Assurant Health in 2009, as well as reduced earnings at Assurant Employee Benefits. Results also include $18.7 million of after-tax restructuring charges across all Assurant businesses.

Net income in 2009 was $430.6 million, or $3.63 per diluted share, a decrease of 4 percent compared to net income of $447.8 million, or $3.76 per diluted share in 2008. Net income in 2009 includes an $83.0 million non-cash goodwill impairment charge, a $30.2 million loss for Assurant Health and an $83.5 million after-tax benefit from a favorable legal settlement. After-tax net realized losses on investments were $34.8 million in 2009, compared to $278.6 million in 2008. Results in 2008 included an $89 million tax benefit related to the sale of an inactive life insurance subsidiary.

Net earned premiums in 2009 were $7.6 billion, down from $7.9 billion in 2008. All businesses had moderate declines in net earned premiums.

Net investment income in 2009 decreased to $698.8 million from $774.3 million in 2008.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

	(UNAUDITED)
	(amounts in millions, net of tax)

Assurant Solutions	$30.2	$11.9	$120.1	$112.2
Assurant Specialty Property	106.9	118.5	406.0	405.2
Assurant Health	(29.7)	25. 1	(30.2)	120.3
Assurant Employee Benefits	11.6	14.1	42.2	70.6
Corporate and other	(8.9)	(10.8)	(48. 3)	(50.4)
Amortization of deferred gains on disposal of businesses	1.4	4.8	14.6	19.1
Interest expense	(9.9)	(9.9)	(39.5)	(39.6)

Net operating income	101.6	153.7	464.9	637.4

Adjustments:
Net realized losses on investments	(7.6)	(33.7)	(34. 8)	(278.6)
Tax benefit realized from the sale of an inactive subsidiary*	—	62.4	—	89.0
Change in tax valuation allowance	0.9	—	—	—
Legal settlement and related expenses	—	—	83.5	—
Goodwill impairment	(83.0)	—	(83.0)	—

Net income	$11.9	$182.4	$430.6	$447.8

*	Full-year 2008 results include gain on sale of an inactive subsidiary realized in the second quarter of 2008.

A schedule of disclosed items that affected Assurant’s results by business for the last eight quarters can be found on page 21 in the Company’s Financial Supplement.

Assurant Solutions

($ in millions)	4Q09	4Q08	% Change	2009	2008	% Change
Net Operating Income	$30.2	$11.9	154	$120.1	$112.2	7
Net Earned Premiums	$690.1	$722.2	-4	$2,671.0	$2,813.4	-5

Net operating income improved for the quarter and the year as a result of favorable domestic service contract loss experience. Domestic results included restructuring charges of $1.4 million after-tax in the fourth quarter 2009, and $3.8 million for the year. International results declined for the quarter and the year due to continued unfavorable loss experience in the United Kingdom. International results include European restructuring charges of $7.0 million after-tax for the quarter.

A schedule of disclosed items that affected Solutions’ results for the last eight quarters can be found on page 21 of the Company’s Financial Supplement.

Net earned premiums would have increased 1.1 percent for the quarter and 3.7 percent for the year, excluding the impact of a previously disclosed accounting change affecting preneed business sold in 2009, and the impact of foreign exchange.

Assurant Specialty Property

($ in millions)	4Q09	4Q08	% Change	2009	2008	% Change
Net Operating Income	$106.9	$118.5	-10	$406.0	$405.2	0
Net Earned Premiums	$497.2	$519.7	-4	$1,947.5	$2,048.2	-5

Net operating income for the quarter declined due in part to higher reinsurance costs and higher non-catastrophe loss experience. No reportable catastrophe losses were incurred in the fourth quarter of 2009, compared with $5.1 million after-tax of such losses in the fourth quarter of 2008. For the year, net operating income was level with 2008. The impact of slowing revenues, higher reinsurance costs and higher overall loss experience was offset by a substantial reduction in catastrophe losses versus 2008. No catastrophe losses were incurred during 2009 compared with $99.9 million after-tax of such losses and reinstatement premiums in 2008. Full-year 2009 results included $2.5 million after-tax of restructuring charges.

Net earned premiums for the quarter and the year were down primarily due to declines in real estate owned premiums and increased reinsurance costs. Increases in policy placement rates and average insured values partially offset these declines for the quarter and for the year.

Assurant Health

($ in millions)	4Q09	4Q08	% Change	2009	2008	% Change
Net Operating (Loss) Income	$(29.7)	$25.1	-218	$(30.2)	$120.3	-125
Net Earned Premiums	$468.0	$481.5	-3	$1,879.6	$1,952.0	-4

Results decreased significantly for fourth quarter due to the $24.0 million after-tax litigation reserve increase, $2.5 million after-tax expenses for H1N1-related medical services and $2.9 million of after-tax restructuring costs. In addition, during the year the business experienced substantial increases in the utilization and intensity of medical services. Twelve-month 2009 results also include a charge of $8.1 million after-tax for an unfavorable ruling in a lawsuit disclosed in the third quarter.

Individual medical premiums decreased less than 1 percent for the fourth quarter and the year, while small group premiums decreased 8 percent for the quarter and 12 percent for the year driven primarily by a continued high level of policy lapses.

Assurant Employee Benefits

($ in millions)	4Q09	4Q08	% Change	2009	2008	% Change
Net Operating Income	$11.6	$14.1	-18	$42.2	$70.6	-40
Net Earned Premiums	$270.1	$281.0	-4	$1,052.1	$1,111.7	-5

Net operating income for the quarter decreased due to lower premiums and lower net investment income. Full-year results declined due to less favorable underwriting experience and lower net investment income. Restructuring charges totaled $1.0 million after-tax in the fourth quarter and $2.5 million after-tax for the year. Reserve changes resulting from the Company’s annual reserve adequacy studies improved earnings $2.1 million after-tax in the quarter and for 2009, compared to $3.5 million after-tax in the fourth quarter and full-year 2008.

Premium declines for both the quarter and the twelve months occurred across all product lines driven by economic pressures in the small business sector as well as the previously disclosed loss of assumed client reinsurance premiums. The addition of two new reinsurance clients and the acquisition of a block of business in the fourth quarter 2009 partially offset the overall decrease. 2008 results included $5.9 million and $11.5 million for the fourth quarter and full year respectively in single premiums from closed blocks of business.

Corporate & Other

($ in millions)	4Q09	4Q08	% Change	2009	2008	% Change
Net Operating (Loss)	$(8.9)	$(10.8)	17	$(48.3)	$(50.4)	4

Net operating losses improved as a result of a $4.5 million tax benefit from the change in certain tax liabilities in the fourth quarter 2009. This improvement was partially offset by a $3.5 million after-tax civil penalty related to the settlement and conclusion of the SEC investigation regarding finite reinsurance. Full-year results also reflect $4.6 million after-tax of previously disclosed compensation expenses.

Goodwill Impairment

Following the completion of its annual goodwill impairment analysis in the fourth quarter, the Company recorded an impairment charge of $83.0 million to net income, or ($0.70) per diluted share, for the quarter. The impairment relates to goodwill that arose from a 2001 acquisition in Assurant Employee Benefits. The charge does not impact cash flow from operations or change the Company’s outlook for the business.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”), increased to $4.8 billion at Dec. 31, 2009. Book value per diluted share, excluding AOCI, increased 9 percent in 2009 to $40.47, from $37.16 at Dec. 31, 2008. AOCI improved $736.9 million from Dec. 31, 2008, primarily from improved market values in the investment portfolio. Annualized operating ROE was 8.5 percent for the quarter and 10.1 percent for the year. As of Dec. 31, 2009, total assets were $25.8 billion. The ratio of debt to total capital, excluding AOCI, improved to 17.0 percent versus 18.3 percent at Dec. 31, 2008.

Share Repurchase Program

On Jan. 21, 2010, Assurant announced a settlement of the SEC’s finite reinsurance investigation. With this matter concluded, Assurant expects to resume its share repurchase program after the earnings blackout period ends on Feb. 8, 2010. On Jan. 22, 2010, Assurant’s board of directors authorized an additional $600 million for the repurchase of Assurant’s shares. This brings the Company’s total repurchase authorization to $770 million for use in the open market and/or for private transactions. The timing and amount of repurchases will depend on market conditions and other factors.

Earnings Conference Call

Assurant will host a conference call on Thursday, Feb. 4, 2010 at 9:00 a.m. EST with access available via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing 877-879-6174 (toll-free domestic), or 719-325-4780 (international); pass code: 8258944. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 12:00 p.m. EST on Thursday, Feb. 4, 2010 and can be accessed at 888-203-1112 (toll-free domestic) or 719-457-0820 (international); pass code: 8258944. The webcast will be archived on Assurant’s Web site at www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $25 billion in assets and $8 billion in annual revenue. Assurant has approximately 15,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations:
Shawn Kahle	Melissa Kivett	John Egan
Vice President	Senior Vice President	Vice President
Corporate Communications	Investor Relations	Investor Relations
Phone: 212-859-7047	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
shawn.kahle@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) failure to maintain significant client relationships, distribution sources and contractual arrangements; (ii) failure to attract and retain sales representatives; (iii) deterioration in the Company’s market capitalization compared to its book value that could impair the Company’s goodwill; (iv) negative impact on our business and negative publicity due to unfavorable outcomes in litigation and/or regulatory investigations; (v) current or new laws and regulations, including proposed legislation relating to health care reform, that could increase our costs and/or decrease our revenues; (vi) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (vii) inadequacy of reserves established for future claims losses; (viii) failure to predict or manage benefits, claims and other costs; (ix) losses due to natural and man-made catastrophes; (x) increases or decreases in tax valuation allowances; (xi) fluctuations in exchange rates and other risks related to our international operations; (xii) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xiii) diminished value of invested assets in our investment portfolio (due to, among other things, the recent volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and inability to target an appropriate overall risk level); (xiv) inability of reinsurers to meet their obligations; (xv) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xvi) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xvii) a further decline in the manufactured housing industry; (xviii) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (xix) failure to effectively maintain and modernize our information systems; (xx) failure to protect client information and privacy; (xxi) failure to find and integrate suitable acquisitions and new insurance ventures; (xxii) inability of our subsidiaries to pay sufficient dividends; (xxiii) failure to provide for succession of senior management and key executives; and (xxiv) significant competitive pressures in our businesses and cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2008 Annual Report on Form 10-K and upcoming 2009 Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the chart on page 3, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses annualized operating ROE as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three and twelve months ended Dec. 31, 2009 was 1.0 percent and 10.1 percent, respectively, as shown in the reconciliation table below.

	For the Three Months Ended December 31, 2009	For the Year Ended December 31, 2009
Annualized operating return on average equity (excluding AOCI) (2)	8.5%	10.1%
Net realized gains (losses) on investments	-0.6%	-0.8%
Change in tax valuation allowance	0.1%	—
Legal settlement and related expenses	—	1.8%
Goodwill impairment	-6.8%	-7.7%
Change due to effect of including AOCI	-0.2%	6.7%

Annualized GAAP return on average equity (2)	1.0%	10.1%

(3) Assurant uses book value per diluted share excluding accumulated other comprehensive income (AOCI), as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments which tend to be highly variable from period to period and other comprehensive income items. The comparable GAAP measure for this included measure would be book value per diluted share defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $41.03 as of December 31, 2009, as shown in the reconciliation below.

As of December 31, 2009
Book value per diluted share (excluding AOCI)	$40.47
Change due to effect of including AOCI	0.56

Book value per diluted share	$41.03

Please see page 21 of the Financial Supplement, which is available on our website at www.assurant.com, for a summary of net operating income disclosed items.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three Months and Year Ended December 31, 2009 and 2008

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums and other considerations	$1,925,492	$2,004,279	$7,550,335	$7,925,348
Net investment income	172,502	183,048	698,837	774,347
Net realized losses on investments	(11,632)	(51,757)	(53,597)	(428,679)
Amortization of deferred gains on disposal of businesses	2,106	7,327	22,460	29,412
Fees and other income	93,676	77,711	482,468	300,800

Total revenues	2,182,144	2,220,608	8,700,503	8,601,228
Benefits, losses and expenses
Policyholder benefits	977,092	988,432	3,867,981	4,019,147
Selling, underwriting, general and administrative expenses	1,045,734	1,025,532	3,979,244	3,957,850
Goodwill impairment	83,000	—	83,000	—
Interest expense	15,160	15,188	60,669	60,953

Total benefits, losses and expenses	2,120,986	2,029,152	7,990,894	8,037,950

Income before provision for income taxes	61,158	191,456	709,609	563,278
Provision for income taxes	49,217	9,015	279,035	115,482

Net income	$11,941	$182,441	$430,574	$447,796

Net income per share(1):
Basic	$0.10	$1.55	$3.65	$3.79
Diluted	$0.10	$1.55	$3.63	$3.76
Dividends per share	$0.15	$0.14	$0.59	$0.54

Share Data:
Basic weighted average shares outstanding	117,589,401	117,629,438	118,036,632	118,005,967
Diluted weighted average shares outstanding	118,235,310	117,908,809	118,495,640	118,974,679

(1)

Net income per basic and diluted share have been prepared in accordance with guidance provided on participating securities and the two class method in ASC Topic 260, Earnings Per Share. Prior period amounts have been adjusted to reflect this new guidance. For further information, please see our previously filed third quarter 2009 Form 10-Q and our upcoming 2009 Annual Report on Form 10-K.

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets (unaudited)

At December 31, 2009 and December 31, 2008

	December 31,	December 31,
	2009	2008
	(in thousands)

Assets
Investments and cash and cash equivalents	$14,476,384	$13,107,476
Reinsurance recoverables	4,212,863	4,010,170
Deferred acquisition costs	2,504,654	2,650,672
Goodwill	926,398	1,001,899
Assets held in separate accounts	1,972,332	1,778,809
Other assets	1,749,165	1,965,560

Total assets	25,841,796	24,514,586

Liabilities
Policyholder benefits and claims payable	10,715,960	10,398,376
Unearned premiums	5,153,564	5,407,859
Debt	972,058	971,957
Mandatorily redeemable preferred stock	8,160	11,160
Liabilities related to separate accounts	1,972,332	1,778,809
Accounts payable and other liabilities	2,166,473	2,236,920

Total liabilities	20,988,547	20,805,081

Stockholders’ equity
Equity, excluding accumulated other comprehensive (loss) income	4,787,325	4,380,451
Accumulated other comprehensive (loss) income	65,924	(670,946)

Total stockholders’ equity	4,853,249	3,709,505

Total liabilities and stockholders’ equity	$25,841,796	$24,514,586